Exhibit 99.1

Miscellaneous

* Asterisks denote mandatory information

“DISCLAIMER:- This announcement was prepared and issued by the below mentioned listed issuer to the Exchange. The Exchange assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this announcement and is posting this announcement on SGXNET for the sole purpose of dissemination only. In the event of any queries or clarification required in respect of any matters arising from this announcement, such queries are to be made to the listed issuer directly and not to the Exchange. The Exchange shall not be liable for any losses or damages howsoever arising as a result of the circulation, publication and dissemination of this announcement.”

Name of Announcer *	BRIGHT WORLD PRECISION MAC LTD
Company Registration No.	200409453N
Announcement submitted on behalf of	BRIGHT WORLD PRECISION MAC LTD
Announcement is submitted with respect to *	BRIGHT WORLD PRECISION MAC LTD
Announcement is submitted by *	Shao Jianjun
Designation *	CEO and Executive Director
Date & Time of Broadcast	25-Nov-2008 12:40:37
Announcement No.	00020

>> Announcement Details
The details of the announcement start here
Announcement Title *	Letter from the Monetary Authority of Singapore

Description	The Board of Directors of Bright World Precision Machinery Limited (the “Company”) wishes to announce that the Company has received a letter from the Monetary Authority of Singapore (the “Authority”) referring to a possible breach of section 203 of the Securities and Futures Act (which relates to the Company’s disclosure obligations under the SGX Listing Rules). The Company intends to cooperate fully with the Authority and will be providing the relevant information and documents sought by the Authority.

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